CERTIFICATIONS

Re:           Greenwich Capital Commercial Funding Corp., Commercial Mortgage Trust 2007-GG9 (the “Trust”), Commercial Mortgage Pass-Through Certificates, Series 2007-GG9, issued pursuant to the Pooling and Servicing Agreement dated as of March 1, 2007 (the “Pooling and Servicing Agreement”) among Greenwich Capital Commercial Funding Corp. as depositor (the “Depositor”), Wachovia Bank, National Association as master servicer (the “Master Servicer”), LNR Partners, Inc. as special servicer (the “Special Servicer”) and LaSalle Bank National Association as trustee (the “Trustee”).

Capitalized terms used but not defined herein have the meanings set forth in the Pooling and Servicing Agreement.

 I, Mark Finerman, the senior officer in charge of securitization of the Depositor, into the above-referenced Trust, certify that:

1. I have reviewed this report on Form 10-K and all reports on Form 10-D required to be filed in respect of the period covered by this report on Form 10-K of the Trust (the "Exchange Act Periodic Reports");

2. Based on my knowledge, the Exchange Act Periodic Reports, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, all distribution, servicing and other information required to be provided under Form 10-D for the period covered by this reportis included in the Exchange Act Periodic Reports;

4. Based on my knowledge and the servicer compliance statements required in this report under Item 1123 of Regulation AB, and except as disclosed in the Exchange Act Periodic Reports, the Master Servicer, the Special Servicer and the Reporting Sub-Servicers have fulfilled their obligations under the Pooling and Servicing Agreement or the applicable sub-servicing agreements or primary servicing agreements in all material respects; and

5. All of the reports on assessment of compliance with servicing criteria for asset-backed securities and their related attestation reports on assessment of compliance with servicing criteria for asset-backed securities required to be included in this report in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18 have been included as an exhibit to this report, except as otherwise disclosed in this report.  Any material instances of noncompliance described in such reports have been disclosed in this report on Form 10-K.

In giving the certifications above, I have reasonably relied on information provided to me by the following unaffiliated parties: Wachovia Bank, National Association as Master Servicer, Wachovia Bank, National Association as Master Servicer with respect to the Merchandise Mart loan, LNR Partners, Inc. as Special Servicer, First American Commercial Real Estate Services, Inc. as servicing function participant to Wachovia Bank, National Association, Global Realty Outsourcing, Inc. as servicing function participant to Wachovia Bank, National Association and LaSalle Bank National Association as Trustee.

Date: March 28, 2008

/s/ Mark Finerman
Name: Mark Finerman
Title: President and Senior Officer in Charge of the Securitization of the Depositor